Exhibit 10.3

[Aegion Corporation Letterhead]

Date of Award: October 8, 2014
Employee: Charles R. Gordon
Account Number: __________________
No. of Shares: _____________________

2014 Restricted Stock Agreement for Charles R. Gordon

This Agreement will certify that the employee named above (“you”) is awarded the number of restricted shares of Class A common stock, par value $0.01 per share (“Common Stock”), of Aegion Corporation (the “Company”), designated above pursuant to the 2013 Employee Equity Incentive Plan (the “Plan”) and the Aegion Corporation 2011 Executive Performance Plan (the “EPP”), subject to the terms, conditions and restrictions in the Plan, the EPP and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan or the EPP, as applicable. Your signature below constitutes your acceptance of this award, your agreement to abide by the Company’s Code of Conduct and your acknowledgement of your agreement to all the terms, conditions and restrictions contained in this Agreement, including that this Agreement is accepted and entered into in the State of Missouri. You must return an executed copy of this Agreement to the Vice President of Human Resources, or such person’s designee, in Chesterfield, Missouri on or before October 15, 2014, where it will be accepted, or this Agreement shall be void. In addition, except where prohibited by law, as a condition to the award of Restricted Stock (as defined in Section 1 below) hereunder, you shall be required to sign any confidentiality, non-solicitation and/or non-competition agreement, including, without limitation, the 2014 Confidentiality, Work Product and Non-Competition Agreement, and/or acknowledgement of the Company’s right to recoup any incentive compensation from you as may be required by the Company.

Accepted by Employee:                        AEGION CORPORATION

By:
Charles R. Gordon                        Juanita H. Hinshaw, Chair of Compensation Committee

Terms, Conditions and Restrictions

1.    Award of Restricted Stock. Subject to the terms and conditions contained in this Agreement, the Plan and the EPP, the Company hereby awards to you the number of shares of restricted Common Stock designated above (the “Restricted Stock”). The time between the Date of Award and the lapse of all forfeiture restrictions (including the Performance Restrictions and the Service Restrictions, defined below) is referred to in this Agreement as the “Restricted Period.”
2.    Performance Restrictions. In addition to the “Service Restrictions” (as defined below), you shall return to the Company, for no consideration from the Company, all of the shares of Restricted Stock awarded under this Agreement, within 30 days following notification to you by the Compensation Committee that the “Performance Goal” (as defined in this Section 2) established under the EPP as a condition to the award of the Restricted Stock is not satisfied in full in accordance with the terms and conditions of the EPP (the “Performance Restrictions”). The Performance Restrictions shall lapse upon certification by the Compensation Committee that the Performance Goal is satisfied in full. The “Performance Goal” for this Agreement and the award of Restricted Stock hereunder shall be the Company achieving the Net Income (as defined below) target set forth on Appendix A for the year ending December 31, 2015. The Performance Goal shall be deemed to be satisfied in the event a “Change in Control” (as defined in Section 4 hereof) shall occur prior to certification by the Compensation Committee of the financial results for the year ending December 31, 2015.
For purposes of this Agreement, “Net Income” shall be defined as “net income before extraordinary items” of the Company, which shall mean the consolidated net income of the Company during the fiscal year, as determined by the Compensation Committee in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company's independent public accounting firm, but excluding: (a) operating results of and/or losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated; (b) gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof; (c) gains or losses from the disposition of material capital assets (other than in a transaction described in clause (b)) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees; (d) losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired; (e) gains or losses from material property casualty occurrences or condemnation awards taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation; (f) any other material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company; (g) any income statement effect resulting from a change in generally accepted accounting principles, except to the extent the effect of such a change is already reflected in the target Net Income amount; (h) restructuring charges and acquisition related transaction costs; and (i) the income taxes (benefits) of any of the above-designated gains or losses. In addition, Net Income shall exclude the operating results of any entity or business acquired during 2015, except to the extent such entity or business was included in the Company’s 2015 business plan.
The Compensation Committee shall have final authority with respect to the determination of “Net Income” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.
3.    Service Restrictions. Except as otherwise provided in this Agreement, you shall return to the Company within 30 days following your termination of employment with the Company and its subsidiaries for any reason, for no consideration from the Company, all of the shares of Restricted Stock awarded under this Agreement as to which the restrictions provided in Section 4 shall not have lapsed as of your termination of employment (the “Service Restrictions”).
4.    Lapse of Service Restrictions. The Service Restrictions on your Restricted Stock (or a “Substitute Equivalent Award” (as defined in this Section 4 below) in the case of subsection (f) below) shall lapse (i.e., the designated number of shares of Restricted Stock shall vest) upon the first to occur of any of the following events:

(a)	March 25, 2017;
(b)your death;
(c)the termination of your employment as a result of your Disability (as defined in this Section 4 below);
(d)the termination of your employment as a result of your retirement (retirement means your voluntary termination of your employment with the Company and its subsidiaries following (i) your attainment of the age of 55 with at least 10 years of full-time service to the Company and/or its subsidiaries, (ii) your attainment of the age of 60 with at least five years of full-time service to the Company and/or its subsidiaries, or (iii) your attainment of the age of 65 (with no minimum full-time service requirements with the Company and/or its subsidiaries), provided, however, that the Service Restrictions shall lapse on a number of shares of Restricted Stock awarded to you pursuant to this Agreement, determined by (a) dividing (i) the number of whole calendar months (e.g., July 1 through July 31) of your employment with the Company or one of its subsidiaries during the period beginning on the Date of Award and ending on the date of termination of your employment by (ii) 30; and (b) multiplying the percentage determined under subsection (a) immediately above by the number of shares of Restricted Stock awarded to you pursuant to this Agreement;
(e)upon the involuntary termination of your employment without “Cause” (as defined in this Section 4 below) at least 18 months after the Date of Award but prior to a Change in Control. The Service Restrictions shall lapse on a number of shares of Restricted Stock awarded to you pursuant to this Agreement, determined by (a) dividing (i) the number of whole calendar months (e.g., July 1 through July 31) of your employment with the Company or one of its subsidiaries during the period beginning on the Date of Award and ending on the date of termination of your employment by (ii) 30; and (b) multiplying the percentage determined under subsection (a) immediately above by the number of shares of Restricted Stock awarded to you pursuant to this Agreement;
(f)upon a termination of your employment by the Company or its subsidiaries (or the Successor (as defined in this subsection below) or its subsidiaries, as the case may be) without “Cause” (as defined in this Section 4 below) or a termination of your employment by you for “Good Reason” (as defined in this Section 4 below), each after a Change in Control in which the successor organization (the “Successor”) substituted the Restricted Stock awarded pursuant to this Agreement with a Substitute Equivalent Award; or
(g)immediately prior to a Change in Control if the Restricted Stock awarded pursuant to this Agreement is not substituted with a Substitute Equivalent Award by the Successor.
For purposes of this Agreement, termination of your employment shall occur only when you are no longer an employee of the Company, the Successor and/or any of their subsidiaries and are no longer a director of the Company, the Successor and/or any of their subsidiaries.
For purposes of this Agreement,
“Cause” shall mean:

(i)
breaching any employment, confidentiality, noncompete, nonsolicitation or other agreement with the Company, any written Company policy relating to compliance with laws (during employment) or any general undertaking or legal obligation to the Company;

(ii)
causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any employee, representative, consultant or other similar person to terminate his/her relationship, or breach any agreement, with the Company;

(iii)
causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any customer, supplier or other Company business contact to withdraw, curtail or cancel its business with the Company; or

(iv)
failing or refusing to perform any stated duty or assignment, misconduct, disloyalty, violating any Company policy or work rule, engaging in criminal conduct in connection with your employment, being indicted or charged with any crime constituting a felony or involving dishonesty or moral turpitude, violating any term in this Agreement, unsatisfactory job performance, or any other reason constituting cause within the meaning of Missouri common law.

“Change in Control” shall mean:

(i)
the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; and/or

(ii)
the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; and/or

(iii)
a majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election;and/or

(iv)
one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
“Disability” shall mean that you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of any one or more of the following:

(i)
a material reduction or alteration in the nature or status of your authorities, duties, or responsibilities from those in effect as of 90 calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company or the Successor promptly after receipt of notice thereof given by you;

(ii)
the Company’s or the Successor’s requiring you to be based at a location in excess of 50 miles from the location of your principal job location or office in effect as of 90 calendar days prior to the Change in Control, except for required travel on the Company’s or the Successor’s business to an extent substantially consistent with your then present business travel obligations;

(iii)	a material reduction by the Company or the Successor of your base salary in effect as of 90 calendar days prior to the Change in Control; or

(iv)
the failure of the Company or the Successor to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which you participate taken as a whole unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company or the Successor to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed 90 calendar days prior to the Change in Control.

“Substitute Equivalent Award” shall mean an award that the Successor may substitute for the Restricted Stock awarded pursuant to this Agreement that:

(i)	has a value at least equal to the value of the Restricted Stock awarded pursuant to this Agreement as determined by the Compensation Committee in its sole discretion;

(ii)	relates to a publicly-traded equity security of the Successor involved in the Change in Control or another entity that is affiliated with the Company or the Successor following the Change in Control;

(iii)	is the same type of award as the Restricted Stock; and

(iv)
has other terms and conditions that are not less favorable to you than the terms and conditions of the Restricted Stock awarded pursuant to this Agreement, as determined by the Compensation Committee in its sole discretion.

5.    Limitation on Transfer. Prior to the end of the Restricted Period on shares of Restricted Stock, such shares shall not be transferable under any circumstances and no transfer of your rights with respect to such shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest in you or any other party any interest or right in or with respect to such shares, but immediately upon any attempt to transfer such shares, such shares, and all of the rights related thereto, shall be forfeited and the transfer shall be of no force or effect.
6.    Shareholder Rights. Except for the restrictions and limitation on transfer described in this Agreement, you shall have during the Restricted Period with respect to your shares of Restricted Stock all of the rights of a stockholder of the Company, including the right to vote the Restricted Stock and the right to receive any cash dividends. Stock dividends issued with respect to Restricted Stock shall be treated as additional shares under this Agreement and shall be subject to the same restrictions and other terms and conditions that apply to the Restricted Stock with respect to which such dividends are issued.
7.    Issuance of Certificate. As soon as practicable following the lapse of all forfeiture restrictions with respect to any shares of Restricted Stock, such shares shall be transferred to you in the name of a nominee in an account for you or, at your request, in the form of a certificate. Except for dividends, if any, payable to stockholders generally, you have no right to receive any payment in cash from the Company with respect to the Restricted Stock, either before or after such shares vest.
The Company may register shares of Restricted Stock with respect to which the Restricted Period shall not have lapsed in the name of a nominee or hold such shares in any custodial arrangement.
8.    Legend. Any certificate representing the shares of Restricted Stock subject to this Agreement shall bear a legend referring to this Agreement and the fact that such shares are nontransferable and are subject to the restrictions hereunder until such restrictions have lapsed and the legend has been removed. Such legend shall read as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTION ON TRANSFER AND THE RISK OF FORFEITURE TO THE COMPANY AS PROVIDED IN A RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE REGISTERED OWNER OF THESE SECURITIES, A COPY OF WHICH IS ON FILE WITH THE ISSUER.
Shares of Restricted Stock awarded hereunder shall not be transferable by you until after an unlegended certificate has been issued to you as provided in this Section 8 with respect to such shares.
9.    Taxes. The Compensation Committee (as defined in the Plan) may withhold delivery of certificates for shares of Restricted Stock until you make satisfactory arrangements to pay any withholding, transfer or other taxes due with respect to the transfer or vesting of such shares. You are responsible for the payment of all taxes applicable to any income realized upon the vesting of the shares of Restricted Stock on the date of vesting. Unless you provide written notice to the Company at least ten days prior to the vesting of your Restricted Stock that you will pay cash to settle your tax obligation, or unless otherwise determined by the Company in its sole discretion, settlement of your tax obligation shall be made by the Company by withholding and cancelling shares of Common Stock that would be otherwise issuable upon vesting of the Restricted Stock, with the fair market value of such Common Stock for such purposes equal to the closing price per share of Common Stock as generally reported on the Nasdaq Stock Market (or such other exchange or market where the Common Stock is trading) on the date of vesting of the Restricted Stock. If you elect to settle your tax obligation by paying cash and you do not make timely payment of your tax withholding obligation by cash or check on the date of vesting of this Restricted Stock, the Company may, in its sole discretion, satisfy your tax withholding obligation by withholding and cancelling shares of Common Stock that would be otherwise issuable upon vesting of the Restricted Stock in the manner set forth in this Section 9.
The Company also shall withhold from dividends any amount required to be withheld by any governmental entity.
10.    Adjustments. Subject to Section 3 above, if there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, the number of shares of Restricted Stock previously awarded to you pursuant to this Agreement shall be adjusted appropriately so that the number of shares of Restricted Stock held by you pursuant to this Agreement after such an event shall equal the number of shares of Common Stock a stockholder would own after such an event if the stockholder, at the time such an event occurred, had owned shares of Common Stock equal to the number of shares of Restricted Stock awarded to you pursuant to this Agreement before such an event.

11.    Interpretations Binding. The interpretations and determinations of the Compensation Committee are binding and conclusive. This Agreement is entered into in Missouri and its terms shall be governed by and interpreted in accordance with the laws of the State of Missouri without regard to conflicts of law principles.
12.    No Right to Continue as an Employee; No Right to Further Awards. This Agreement does not give you any right to continue as an employee of the Company or any of its subsidiaries for any period of time or at any rate of compensation, nor does it interfere with the Company’s or its subsidiaries’ right to determine the terms of your employment. An award of Restricted Stock is within the discretion of the Compensation Committee, and does not entitle you to any further awards of Restricted Stock.
13.     Jurisdiction. Any suit or other legal action to enforce the terms of this Agreement or any document or agreement referenced herein must be brought in the St. Louis County, Missouri Circuit Court or (if federal jurisdiction exists) the U.S. District Court for the Eastern District of Missouri. You agree that venue and personal jurisdiction are proper in either such court, and waive all objections to jurisdiction and venue and any defense or claim that either such forum is not the most convenient forum.
14.     Forfeiture of Restricted Stock; Recoupment. You understand and agree that your right to receive and retain the Restricted Stock granted herein (and the benefits thereof) is conditioned on your compliance with the terms of this Agreement and any agreement referenced herein. In the event you violate this Agreement or any other agreement referenced herein, then in addition to and not in lieu of any other rights and remedies available to the Company for such breach, all of which are expressly reserved, the Company may (i) declare a forfeiture of, and cancel, all shares of Restricted Stock; and (ii) recover from you any and all shares of common stock for which all restrictions have lapsed pursuant to this Agreement, or an amount equal to the value of the same, with such value being the fair market value of the common stock at the close of business on the date all applicable restrictions on the Restricted Stock lapsed.